Exhibit 99.1

Contact:	Investorsand Analysts: Cameron Hopewell, CCA at (615) 263-3024
Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

PROVIDES 2015 FULL-YEAR EPS GUIDANCE OF $1.94 TO $2.02 PER DILUTED SHARE

AND FFO GUIDANCE OF $2.67 TO $2.75 PER DILUTED SHARE

NASHVILLE, Tenn. – February 11, 2015– CCA (Corrections Corporation of America) (NYSE: CXW), America’s largest owner of partnership correctional and detention facilities, announced today its financial results for the fourth quarter and full year 2014.

Fourth Quarter 2014 Highlights Compared with Fourth Quarter 2013

•	Diluted EPS of $0.25 or $0.49 adjusted for special items, an 11.4% increase
•	Adjusted net income increased 11.5% to $57.7 million from $51.8 million
•	Normalized FFO per diluted share increased 8.1% to $0.67
•	AFFO per diluted share increased 10.2% to $0.65

Full Year 2014 Highlights Compared with Full Year 2013

•	Diluted EPS of $1.66 or $1.92 adjusted for special items, a 4.9% increase
•	Adjusted net income increased 5.4% to $225.0 million from $213.4 million
•	Normalized FFO per diluted share increased 4.7% to $2.65
•	AFFO per diluted share increased 3.2% to $2.57

“We are pleased to have concluded 2014 with a fourth quarter that delivered strong Adjusted EPS and Adjusted FFO per share growth,” said Damon Hininger, CCA’s chief executive officer. “We successfully activated operations of the first 480 beds for U.S. Immigration and Customs Enforcement at the South Texas Family Residential Center in the quarter, and in early January 2015 we began receiving an additional 500 inmates from the state of Arizona at our Red Rock Correctional Center. We are encouraged by the positive momentum these accomplishments provide as we begin 2015 and look for additional partnership opportunities to generate growth.”

Fourth Quarter Results

Total revenue for the fourth quarter of 2014 was $423.5 million compared to $431.1 million in the fourth quarter of 2013. The decline in revenue was primarily attributable to the termination of contracts in 2014 that resulted in a year-over-year reduction in total revenue of $23.7 million, while facility net operating income (NOI) for these terminated contracts represented a $1.5 million loss in the fourth quarter of 2013. The decline in revenue was also attributable to a one-time contract adjustment by one of our federal partners that resulted in the recognition of $13.0 million of revenue in the fourth quarter of 2013, as well as an offsetting $13.0 million expense accrual, as previously disclosed in the prior year quarter.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

Fourth Quarter and Full Year Financial Results

These reductions in revenue were partially offset by an increase in revenue resulting from the opening of the South Texas Family Residential Center in the fourth quarter 2014 and from the full quarter impact from the lease of our California City facility, which became effective on December 1, 2013. In total, NOI increased $10.5 million, from $114.5 million in the fourth quarter of 2013 to $125.0 million in the fourth quarter of 2014, an increase of 9.2%.

Net income generated in the fourth quarter of 2014 totaled $30.0 million, or $0.25 per diluted share, compared to net income of $47.5 million, or $0.41 per diluted share in the prior-year quarter. During the fourth quarter of 2014, we reported non-cash asset impairment charges of $27.8 million for the 850-bed Queensgate Correctional Facility, idle since 2009, and the 2,103-bed Mineral Wells Pre-Parole Transfer Facility, idle since 2013, due to the challenges of utilizing these non-core assets for correctional purposes. The prior year quarter included non-cash impairment charges of $5.5 million, as well as expenses associated with a merger acquisition and expenses associated with our conversion to a REIT totaling $0.5 million. Excluding these special items, adjusted net income during the fourth quarter of 2014 was $57.7 million, or $0.49 per diluted share, compared with $51.8 million, or $0.44 per diluted share, in the prior year quarter, an increase of 11.4% in adjusted diluted earnings per share.

Normalized FFO was $79.4 million, or $0.67 per diluted share, during the fourth quarter of 2014 compared with $72.8 million, or $0.62 per diluted share, during the fourth quarter of 2013. AFFO was $76.8 million, or $0.65 per diluted share, during the fourth quarter of 2014 compared with $68.9 million, or $0.59 per diluted share, during the fourth quarter of 2013. Normalized FFO and AFFO also reflect the special items in both quarters.

Adjusted net income, NOI, FFO, Normalized FFO and AFFO, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Full Year Results

Financial results for the year ended December 31, 2014, as compared with the same prior-year period, were as follows:

•	Total revenue of $1,646.9 million versus $1,694.3 million
•	Diluted EPS of $1.66 versus $2.70
•	Pro Forma Adjusted diluted earnings per share of $1.92 versus $1.83
•	Pro Forma Normalized FFO per diluted share of $2.65 versus $2.53
•	Pro Forma AFFO per diluted share of $2.57 versus $2.49

Per share amounts were negatively impacted by the issuance of 13.9 million shares of common stock in connection with the payment of a special dividend on May 20, 2013. Calculating per share amounts as if the shares were issued at the beginning of 2013, Adjusted Diluted EPS was $1.92 in 2014 compared with Pro Forma Adjusted Diluted EPS of $1.83 in 2013, an increase of 4.9%; Normalized FFO per diluted share was $2.65 in 2014 compared with Pro Forma Normalized FFO per diluted share of $2.53 in 2013, an increase of 4.7%; and AFFO per diluted share was $2.57 in 2014 compared with Pro Forma AFFO per diluted share of $2.49 in 2013, a 3.2% increase.

Fourth Quarter and Full Year Financial Results

Partnership Development Update

South Texas Family Residential Center Update. In the fourth quarter of 2014, ICE began housing the first residents at the South Texas Family Residential Center, a facility we lease in Dilley, Texas. The facility is currently designed to house up to 480 individuals while ongoing construction will provide housing in 480-bed increments for up to 2,400 individuals upon completion in the second quarter of 2015. The new facility and services are being provided under an amended Intergovernmental Service Agreement (IGSA), which has a term of up to four years, and can be extended by bi-lateral modification. During 2014, the Company recognized $21.0 million in revenue associated with the amended IGSA.

Trousdale Turner Correctional Center Update. Construction of the new 2,552-bed Trousdale Turner Correctional Center remains on budget and on schedule for completion near the end of 2015. The total cost of construction is estimated at $140.0 million to $145.0 million, including $60.7 million invested through December 31, 2014. We expect to begin receiving inmates from the state of Tennessee in early 2016 pursuant to a new IGSA with Trousdale County.

Otay Mesa Detention Center Update. Construction of the new 1,492-bed Otay Mesa Detention Center is slightly under budget and on schedule for completion near the end of the third quarter of 2015. The total cost of construction is estimated at $153.0 million to $157.0 million, including $121.5 million invested through December 31, 2014. We plan to begin transferring federal inmate populations to this new facility from the 1,154-bed San Diego Correctional Facility during the third quarter of 2015.

Red Rock Correctional Center Update. During the first quarter of 2014, we received 500 inmates from the state of Arizona at our 1,596-bed Red Rock Correctional Center pursuant to a new management contract that became effective January 1, 2014. During January 2015, we began receiving additional inmates under this contract, and expect the population to reach approximately 1,000 inmates at this facility during the first quarter of 2015.

Houston Educational Facility Update. In November 2014, we closed on the sale of the Houston Educational Facility, a non-core asset that had been idle since 2012. The net proceeds of the sale, amounting to $4.2 million after closing costs, were used to pay-down our senior bank credit facility.

2015 Guidance

We currently expect Diluted EPS for the first quarter of 2015 to be in the range of $0.44 to $0.45, while FFO and AFFO per share are expected to be in the range of $0.62 to $0.63 and $0.61 to $0.62, respectively. For the full year 2015, we expect Diluted EPS to be in the range of $1.94 to $2.02, while FFO and AFFO per share are expected to be in the range of $2.67 to $2.75 and $2.62 to $2.69, respectively.

During 2015, we expect to invest approximately $193.0 million to $208.0 million in capital expenditures, consisting of $135.0 million to $145.0 million in on-going prison construction and expenditures related to potential land acquisitions, and certain leasehold improvements

Fourth Quarter and Full Year Financial Results

and equipment at the South Texas Family Residential Center; approximately $25.0 million to $26.0 million in maintenance capital expenditures on real estate assets; and $33.0 million to $37.0 million for capital expenditures on other assets and information technology.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the fourth quarter of 2014. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

Management may meet with investors from time to time during the first quarter of 2015. Written materials used in the investor presentations will also be available on our website beginning on or about February 24, 2015. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on Thursday, February 12, 2015, to discuss our fourth quarter 2014 financial results and future outlook. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 1:00 p.m. central time (2:00 p.m. eastern time) on February 12, 2015, through 1:00 p.m. central time (2:00 p.m. eastern time) on February 20, 2015. To access the telephonic replay, dial 888-203-1112 in the U.S. and Canada, International callers dial +719-457-0820 and enter passcode 1269231.

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States. Following the completion of our previously announced development projects, we will own or control 53 correctional and detention facilities, with a design capacity of approximately 71,000 beds, and manage 12 additional facilities owned by our government partners with a total design capacity of over 15,000 beds, in 19 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community re-entry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare offenders for their successful re-entry into society upon their release.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

Fourth Quarter and Full Year Financial Results

FORWARD-LOOKING STATEMENTS

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy, and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including, but not limited to, sufficient governmental appropriations, contract compliance and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) changes in government policy and in legislation and regulation of the corrections and detention industry that affect our business, including but not limited to, California’s continued utilization of out of state private correctional capacity; (vi) our ability to meet and maintain REIT qualification status; and (vii) increases in costs to construct or expand correctional and other facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

###

Fourth Quarter and Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$74,393	$77,909
Accounts receivable, net of allowance of $748 and $1,265, respectively	248,588	244,957
Current deferred tax assets	13,229	9,241
Prepaid expenses and other current assets	29,775	20,612
Current assets of discontinued operations	—	15

Total current assets	365,985	352,734
Property and equipment, net	2,658,628	2,546,613
Restricted cash	2,858	5,589
Investment in direct financing lease	3,223	5,473
Goodwill	16,110	16,110
Non-current deferred tax assets	2,301	3,078
Other assets	78,086	77,828

Total assets	$3,127,191	$3,007,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$317,566	$252,277
Income taxes payable	1,368	1,243
Current liabilities of discontinued operations	54	886

Total current liabilities	318,988	254,406
Long-term debt	1,200,000	1,205,000
Other liabilities	126,703	45,512

Total liabilities	1,645,691	1,504,918

Commitments and contingencies
Preferred stock – $0.01 par value; 50,000 shares authorized; none issued and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Common stock – $0.01 par value; 300,000 shares authorized; 116,764 and 115,923 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,168	1,159
Additional paid-in capital	1,748,303	1,725,363
Accumulated deficit	(267,971)	(224,015)

Total stockholders’ equity	$1,481,500	$1,502,507

Total liabilities and stockholders’ equity	$3,127,191	$3,007,425

Fourth Quarter and Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
REVENUE:
Owned and controlled properties	$368,087	$354,938	$1,409,597	$1,390,032
Managed only and other	55,390	76,165	237,270	304,265

Total revenue	423,477	431,103	1,646,867	1,694,297

EXPENSES:
Operating:
Owned and controlled properties	246,943	245,154	933,217	942,497
Managed only and other	51,490	71,485	222,918	277,854

Total operating expenses	298,433	316,639	1,156,135	1,220,351
General and administrative	26,843	23,428	106,429	103,590
Depreciation and amortization	28,512	29,489	113,925	112,692
Asset impairments	27,844	5,528	30,082	6,513

	381,632	375,084	1,406,571	1,443,146

OPERATING INCOME	41,845	56,019	240,296	251,151

OTHER (INCOME) EXPENSE:
Interest expense, net	10,447	10,270	39,535	45,126
Expenses associated with debt refinancing transactions	—	—	—	36,528
Other (income) expense	(61)	20	(1,204)	(100)

	10,386	10,290	38,331	81,554

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	31,459	45,729	201,965	169,597
Income tax (expense) benefit	(1,453)	1,742	(6,943)	134,995

INCOME FROM CONTINUING OPERATIONS	30,006	47,471	195,022	304,592
Loss from discontinued operations, net	—	—	—	(3,757)

NET INCOME	$30,006	$47,471	$195,022	$300,835

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.26	$0.41	$1.68	$2.77
Loss from discontinued operations, net	—	—	—	(0.03)

Net income	$0.26	$0.41	$1.68	$2.74

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.25	$0.41	$1.66	$2.73
Loss from discontinued operations, net	—	—	—	(0.03)

Net income	$0.25	$0.41	$1.66	$2.70

REGULAR DIVIDENDS DECLARED PER SHARE	$0.51	$0.48	$2.04	$1.97

SPECIAL DIVIDENDS DECLARED PER SHARE	$—	$—	$—	$6.66

Fourth Quarter and Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$30,006	$47,471	$195,022	$300,835
Special items:
Expenses associated with debt refinancing transactions, net	—	—	—	33,299
Expenses associated with REIT conversion, net of taxes	—	370	—	9,522
Expenses associated with mergers and acquisitions, net of taxes	—	95	—	713
Asset impairments, net of taxes	27,727	3,840	29,962	6,736
Income tax benefit for reversal of deferred taxes due to REIT conversion	—	—	—	(137,686)

Adjusted net income	$57,733	$51,776	$224,984	$213,419

Weighted average common shares outstanding – basic	116,357	115,484	116,109	109,617
Effect of dilutive securities:
Stock options	895	1,111	895	1,279
Restricted stock-based compensation	443	441	308	354

Weighted average shares and assumed conversions – diluted	117,695	117,036	117,312	111,250

Adjusted Diluted Earnings Per Share	$0.49	$0.44	$1.92	$1.92

Pro forma Adjusted Diluted Earnings Per Share(1)	$0.49	$0.44	$1.92	$1.83

(1)	The Pro forma Adjusted Diluted EPS for the twelve months ended December 31, 2013 reflects the issuance of 13.9 million shares in connection with the payment of a special dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Page 10 for a reconciliation of reported diluted weighted average shares outstanding to pro forma diluted weighted average shares outstanding.

Fourth Quarter and Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$30,006	$47,471	$195,022	$300,835
Depreciation of real estate assets	21,640	20,974	85,560	80,990
Depreciation of real estate assets for discontinued operations	—	—	—	323
Impairment of real estate assets, net	27,608	—	29,843	—

Funds From Operations	$79,254	$68,445	$310,425	$382,148
Expenses associated with debt refinancing transactions, net	—	—	—	33,299
Expenses associated with REIT conversion, net	—	370	—	9,522
Expenses associated with mergers and acquisitions, net	—	95	—	713
Goodwill and other impairments, net	119	3,840	119	6,736
Income tax benefit for reversal of deferred taxes due to REIT conversion	—	—	—	(137,686)

Normalized Funds From Operations	$79,373	$72,750	$310,544	$294,732
Maintenance capital expenditures on real estate assets	(6,901)	(7,890)	(25,481)	(21,005)
Stock-based compensation	3,537	3,263	13,975	12,938
Amortization of debt costs and other non-cash interest	777	769	3,102	3,509
Other non-cash revenue and expenses	(16)	—	(64)	—

Adjusted Funds From Operations	$76,770	$68,892	$302,076	$290,174

Normalized Funds From Operations Per Diluted Share	$0.67	$0.62	$2.65	$2.65

Adjusted Funds From Operations Per Diluted Share	$0.65	$0.59	$2.57	$2.61

Pro forma Normalized FFO Per Diluted Share(1)	$0.67	$0.62	$2.65	$2.53

Pro forma AFFO Per Diluted Share(1)	$0.65	$0.59	$2.57	$2.49

(1)	The Pro forma Adjusted Diluted Normalized FFO and AFFO for the twelve months ended December 31, 2013 reflects the issuance of 13.9 million shares in connection with the payment of a special dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Page 10 for a reconciliation of reported diluted weighted average shares outstanding to pro forma diluted weighted average shares outstanding.

Fourth Quarter and Full Year Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RECONCILIATION OF REPORTED DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING TO PRO FORMA DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Weighted average shares outstanding and assumed conversions – diluted	117,695	117,036	117,312	111,250
Non-GAAP Adjustment:
Shares issued in Special Dividend (1)	—	—	—	13,876
Weighted average impact	—	—	—	(8,592)

Pro forma weighted average diluted shares outstanding and assumed conversions	117,695	117,036	117,312	116,534

(1)	Reflects the issuance of shares in connection with the Special Dividend in May 2013 as if those shares were issued at the beginning of the period presented. See Note B hereafter.

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE & ADJUSTED EBITDA GUIDANCE

	For the Quarter Ending March 31, 2015		For the Year Ending December 31, 2015
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance
Net income	$52,000	$53,000	$229,000	$238,000
Depreciation on real estate assets	21,000	21,000	86,000	86,000

Funds From Operations	$73,000	$74,000	$315,000	$324,000
Other non-cash revenue and expenses	5,000	5,000	19,000	19,000
Maintenance capital expenditures on real estate assets	(6,000)	(6,000)	(25,000)	(26,000)

Adjusted Funds From Operations	$72,000	$73,000	$309,000	$317,000

EPS per diluted share	$0.44	$0.45	$1.94	$2.02

FFO per diluted share	$0.62	$0.63	$2.67	$2.75

AFFO per diluted share	$0.61	$0.62	$2.62	$2.69

Net Income	$52,000	$53,000	$229,000	$238,000
Interest expense, net	11,000	11,000	51,000	53,000
Depreciation and amortization	31,000	32,000	154,000	158,000
Income tax expense	4,000	4,000	18,000	20,000

EBITDA	$98,000	$100,000	$452,000	$469,000
Depreciation associated with STFRC rent payment	(2,000)	(1,000)	(32,000)	(31,000)
Interest expense associated with STFRC rent payment	—	—	(9,000)	(8,000)

Adjusted EBITDA	$96,000	$99,000	$411,000	$430,000

Fourth Quarter and Full Year Financial Results

NOTES TO SUPPLEMENTAL FINANCIAL INFORMATION

Note A: Adjusted Net Income, EBITDA, Funds From Operations (FFO), Normalized FFO and Adjusted Funds From Operations (AFFO), and their corresponding per share metrics are non-GAAP financial measures. CCA believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. CCA believes that it is useful to provide investors, lenders and security analysts’ disclosures of its results of operations on the same basis that is used by management. FFO and AFFO, in particular, are widely accepted non-GAAP supplemental measures of REIT performance each grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT).

NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, FFO and AFFO are useful as supplemental measures of performance of the Company’s corrections facilities because they don’t take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. CCA may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CCA calculates AFFO by adding to Normalized FFO non-cash expenses such as the amortization of deferred financing costs and stock-based compensation, and by subtracting from Normalized FFO recurring real estate expenditures that are capitalized and then amortized, but which are necessary to maintain a REIT’s properties and its revenue stream. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, these capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. CCA calculates Adjusted Net Income by adding or deducting from GAAP Net Income amounts associated with the Company’s debt refinancing, REIT conversion, mergers and acquisitions activity and certain impairments that the Company believes are unusual or nonrecurring to provide an alternative measure of comparing operating performance for the periods presented.

Other companies may calculate Adjusted Net Income, EBITDA, FFO, Normalized FFO, and AFFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, FFO, Normalized FFO, and AFFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

Note B: On May 20, 2013, CCA paid a special dividend in connection with its conversion to a REIT. Stockholders were allowed to elect to receive their payment of the special dividend either in all cash, all shares of CCA common stock, or a combination of cash and CCA common stock, except that CCA placed a limit on the aggregate amount of cash payable to stockholders. Under ASC 505, “Equity” and ASU 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash, a consensus of the FASB Emerging Issues Task Force”, a distribution that allows shareholders to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in per share results prospectively. As such, the stock portion of the special dividend is presented prospectively in basic and diluted per share results and was not presented retroactively for all periods presented as it would, for example, with a stock split or a stock dividend. As a result CCA believes investors would benefit from seeing the operating performance for the comparable periods accounting for the effect of the special dividend in both periods. Therefore, for comparison purposes, CCA has presented per share results on a pro forma basis as if the shares issued in the special dividend were issued as of the beginning of the periods presented.

###